                                                                     Exhibit 4.1



                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is dated as of August 18, 2002, by and among HILAL CAPITAL, L.P. ("Hilal Capital"), HILAL CAPITAL QP, LP ("Hilal QP"), HILAL CAPITAL INTERNATIONAL LTD. ("HCI"), HILAL CAPITAL ASSOCIATES LLC ("HCA"), Mr. Peter Hilal ("Hilal"), Mr. Paul Hilal, Mr. Philip Hilal, Ms. Diane Hilal-Campo, Estate of Sadek Hilal, Cynthia Hilal 2000 Family Trust, Ms. Cynthia Hilal, Diane Hilal-Campo in custody for Catherine Marie, Diane Hilal-Campo in custody for Cynthia Mary, and APPLIED MOLECULAR EVOLUTION, INC., a Delaware corporation (the "Company" or the "Purchaser"). Hilal Capital, Hilal QP, HCI, HCA, Hilal, Mr. Paul Hilal, Mr. Philip Hilal, Ms. Diane Hilal-Campo, Estate of Sadek Hilal, Cynthia Hilal 2000 Family Trust, Ms. Cynthia Hilal, Diane Hilal-Campo in custody for Catherine Marie and Diane Hilal-Campo in custody for Cynthia Mary are hereinafter referred to individually as a "Seller," and collectively as, the "Sellers."

        WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, shares of the Company's capital stock as herein described, on the terms and conditions hereinafter set forth:

        NOW, THEREFORE, it is agreed between the parties as follows:

        1. (a) Subject to the terms and conditions of this Agreement, the Sellers agrees to sell to the Purchaser at the Closing (as defined below), and the Purchaser agrees to purchase from the Sellers at the Closing, that number of shares of the Company's common stock, par value $0.001 per share, set forth opposite such Seller's name on Annex A hereto (the "Shares") (1,873,111 Shares in the aggregate), for a purchase price of $3.89 per share ($7,286,401.79 in the aggregate). The Sellers and the Company represent, warrant, and covenant to each other that there are no broker's fees or commissions to be paid in connection with the transactions contemplated hereby.

        (b) The purchase and sale of the Shares hereunder shall occur at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California, at 10:00 a.m. (P.S.T.) on Tuesday, August 20, 2002, or such other time and/or place as the Purchaser and Hilal (on behalf of himself and each of the other Sellers) shall agree in writing (the "Closing"). At the Closing, each of the Sellers shall deliver to the Purchaser either (i) certificates representing the Shares which the Purchaser is purchasing from such Seller, together with a stock power duly executed or (ii) written evidence satisfactory to the Purchaser of the Shares having been transferred to Equiserve Trust Company (150 Royall Street, Canton, Massachusetts 02021; Telephone: (781) 575-3452; Telefax: (781) 575-2149; Attention: Mr. Gregory Veliotis) ("Equiserve") for the account of the Purchaser, in either case against delivery to each such Seller by the Purchaser of a bank wire in the amount of the purchase price therefor payable to such Seller's order.

        2. Each of the Sellers covenants, represents and warrants to the Company as follows:

        (a) Such Seller will (i) cause certificates for the number of Shares to be sold by such Seller hereunder to be delivered to the Company, endorsed in blank or with blank stock powers duly executed (in each case, a "Stock Power"), with a signature appropriately guaranteed or (ii) provide written evidence satisfactory to the Purchaser of the Shares having been transferred to Equiserve for the account of the Purchaser. Such Seller agrees to furnish to the Company such other documentation which may be reasonably necessary or appropriate to transfer record ownership of the such Seller's Shares to the Company.

        (b) This Agreement and the Stock Power have each been duly authorized, executed and delivered by or on behalf of such Seller and, assuming due authorization, execution and delivery by the Company, constitute the valid and legally binding agreements of such Seller, enforceable against such Seller in accordance with its terms.

        (c) Such Seller has, and as of the Closing will have, valid and marketable title to the Shares to be sold by such Seller free and clear of any and all liens, claims, security interests or other encumbrances, including, without limitation, any restriction on transfer.

        (d) Such Seller has, and as of the Closing will have, full legal right, power and authorization, and any approval required by law, to sell, assign, transfer and deliver the Shares to be sold by such Seller in the manner provided by this Agreement.

        3. The Company represents and warrants to each of the Sellers as follows:

        (a) This Agreement has been duly authorized, executed and delivered by or on behalf of the Company and, assuming due authorization, execution and delivery by each of the Sellers, constitutes the valid and legally binding agreement of Company, enforceable against Company in accordance with its terms. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

        (b) The execution, delivery and performance of this Agreement by the Company (i) do not contravene, violate, conflict with or result in any breach of the terms of the Company's certificate of incorporation or by-laws; (ii) do not breach or violate any applicable law, judgement, order, decree, permit, or regulation; and (iii) do not contravene, violate, conflict with or result in any breach of the terms or the creation of any lien under, any contract, or other undertaking to which the Company is bound, or any order or decree relating to the Company. No approval, consent, exemption, or authorization is required in connection with the execution, delivery and performance by the Company of this Agreement.

        4. Each of the Sellers hereby irrevocably nominates, constitutes and appoints Hilal as the agent and representative of the Sellers, to act in the name, place and stead of the Sellers in connection with this Agreement and the transactions contemplated hereby; and Hilal accepts such appointment. Each of the Sellers hereby grants to Hilal full authority to execute, deliver, acknowledge, certify and file on behalf of the Sellers any and all documents (including any amendment of or waiver of rights under this Agreement) that Hilal may, in his sole discretion, determine to be necessary, desirable or appropriate for any purpose, in such form and containing such provisions as Hilal may, in his sole discretion, determine to be appropriate including, without limitation, the authority to receive notice of, determine, accept service of process, contest, settle, arbitrate or make claims under this Agreement, and agrees to be bound in all respects by any act or failure to act of Hilal in connection with this Agreement and the transactions contemplated hereby. The Purchaser shall be entitled to (a) deal exclusively with Hilal on all matters relating to the Sellers under this Agreement and the transactions contemplated hereby and (b) rely conclusively on any document executed on behalf of the

Sellers by Hilal, and on any other action taken on behalf of the Sellers by Hilal, as being fully binding upon all of the Sellers.

        5. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

        6. Subject to the provisions of Section 4 hereof, any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the receipt, addressed to the other party hereto at his address hereinafter shown below his signature or at such other address as such party may designate by advance written notice to the other party hereto.

        7. This Agreement shall inure and be binding upon the Company and each of the Sellers, and their respective permitted successors and assigns. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of a like or different nature.

        8. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its choice of laws principles.

        9. Subject to the provisions of Section 4 hereof, no modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

        10. This Agreement constitutes the entire complete and final agreement between the Company and each of the Sellers regarding the sale of the Shares from the Sellers to the Company. Any and all prior agreements and negotiations are merged herein.

        11. This Agreement may be signed in one or more counterparts, which together shall constitute one and the same instrument.

        12. Irrespective of whether the Closing is effected, each of the parties hereto shall pay all costs and expenses that each party respectively incurs with respect to the negotiation, execution, delivery and performance of this Agreement.


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                      APPLIED MOLECULAR EVOLUTION, INC., a
                                      Delaware corporation


                                      By:  /s/ Lawrence E. Bloch, M.D., J.D.
                                         ---------------------------------------
                                         Lawrence E. Bloch, M.D., J.D.
                                         Chief Financial Officer

                                      Address:  3520 Dunhill Street
                                                San Diego, CA 92121

                                              HILAL CAPITAL, LP



 /s/ Peter Hilal, M.D.                        By: /s/ Peter Hilal, M.D.
-------------------------------------            ------------------------------
Mr. Peter Hilal, on behalf of                    Name: Peter Hilal, M.D.
himself and each of Mr. Paul Hilal,              Title: Managing Member of
Mr. Philip Hilal, Ms. Diane                             General Partner
Hilal-Campo, Estate of Sadek Hilal,           Address:
Cynthia Hilal 2000 Family Trust,
Ms. Cynthia Hilal, Diane Hilal-Campo
in custody for Catherine Marie
and Diane Hilal-Campo in custody
for Cynthia Mary.


Address:


HILAL CAPITAL QP, LP                          HILAL CAPITAL INTERNATIONAL LTD.



By:  /s/ Peter Hilal, M.D.                    By: /s/ Peter Hilal, M.D.
   -------------------------------               ------------------------------
    Name: Peter Hilal, M.D.                       Name: Peter Hilal, M.D.
    Title: Managing Member of                     Title: Managing Member of
           General Partner                               Investment Adviser


Address:                                      Address:


HILAL CAPITAL ASSOCIATES LLC



By: /s/ Peter Hilal, M.D.
   -------------------------------
    Name: Peter Hilal, M.D.
    Title: Managing Member


Address:

                                                                         ANNEX A


                              SELLING STOCKHOLDERS

      SELLER                                              NUMBER OF SHARES
      ------                                              ----------------
Hilal Capital LP                                              185,555

Hilal Capital QP, LP                                          408,333

Hilal Capital International Ltd.                              462,179

Hilal Capital Associates LLC                                        0

Mr. Peter Hilal                                               606,666

Mr. Paul Hilal                                                 61,111

Mr. Philip Hilal                                               34,156

Ms. Diane Hilal-Campo                                          23,333

Estate of Sadek Hilal                                          27,778

Cynthia Hilal 2000 Family Trust                                27,778

Ms. Cynthia Hilal                                              27,778

Diane Hilal-Campo, in custody for Catherine Marie               4,222

Diane Hilal-Campo, in custody for Cynthia Mary                  4,222
                                                            ---------

     Total                                                  1,873,111
                                                            =========



                                       A-1